Exhibit 14.1

NAME	Code of Ethics
DOCUMENT TYPE	Policy
DEPARTMENT	Compliance

CONTENTS

1 INTRODUCTION	3
1.1 POLICY	3
1.2 UNDERSTANDING THE CODE	3
1.3 SCOPE	4
2 COMPLIANCE WITH LAWS AND REGULATIONS	4
2.1 FOREIGN CORRUPT PRACTICES ACT	4
2.2 COPYRIGHTED OR LICENSED MATERIAL	5
2.3 COMPETITIVE RELATIONSHIPS	5
3 CONFLICTS OF INTEREST	5
3.1 OUTSIDE ACTIVITIES, EMPLOYMENT, AND DIRECTORSHIPS	6
3.2 RELATIONSHIPS WITH CLIENTS AND SUPPLIERS	6
3.3 GIFTS, HOSPITALITY, AND FAVORS	7
3.4 PERSONAL INVESTMENTS	7
3.5 INSIDER INFORMATION AND INSIDER TRADING	8
3.6 REMUNERATION	8
4 EMPLOYMENT EQUITY	9
5 ENVIRONMENTAL RESPONSIBILITY	9
5.1 HEALTH AND SAFETY	9
5.2 ENVIRONMENTAL MANAGEMENT	9
6 POLITICAL SUPPORT	9
7 PAYSIGN'S FUNDS AND PROPERTY	10

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8 RECORD KEEPING	10
9 EMPLOYMENT MATTERS	10
9.1 SUPERVISION OF RELATIVES AND OTHERS	10
9.2 RESTRICTIONS ON FORMER GOVERNMENT EMPLOYEES	11
10 DEALING WITH OUTSIDE PERSONS AND ORGANIZATIONS	11
10.1 PROMPT COMMUNICATIONS	11
10.2 MEDIA RELATIONS	11
11 PRIVACY AND CONFIDENTIALITY	12
11.1 OBTAINING AND SAFEGUARDING INFORMATION	12
11.2 ACCESS TO INFORMATION	12
11.3 TERMINATION OF EMPLOYMENT	12
11.4 FORMER EMPLOYMENT	13
12 OBLIGATIONS OF EMPLOYEES	13
13 BREACH OF THIS POLICY	14
14 REVIEW	14
15 APPROVAL	14
16 GLOSSARY	14

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1	INTRODUCTION

1.1	POLICY

Paysign, Inc. and all its subsidiaries (collectively referred to in this document as "Paysign") are committed to a policy of fair dealing and integrity in the conduct of their business. This commitment, which is actively endorsed by the board of directors of Paysign, is based on a fundamental belief business should be conducted honestly, fairly, and legally. Paysign expects all employees, directors, and other representatives to share its commitment to high moral, ethical, and legal standards. Paysign has established this Code of Ethics (the "Code") as part of its overall policies and procedures. To the extent other Paysign policies and procedures conflict with this Code, you should follow this Code.

1.2	UNDERSTANDING THE CODE

This document outlines Paysign's Code of Ethics (the "Code"), which applies equally to all employees and other representatives of Paysign. The term "employees" has been used in the broadest sense and includes all staff with whom a service contract exists, management, non-management, directors, contractors, consultants, and temporary staff. The Code is designed to inform employees of policies in various areas. Study the Code carefully so you understand Paysign's expectations and your obligations.

Compliance with the Code by all employees is mandatory. If employees become aware of or suspect a contravention of the Code, they must promptly and confidentially advise their supervisor, Human Resources (HR), or a member of the Audit Committee of the board of directors (provided such person was not involved in the alleged violation). Paysign's efforts to ensure observance of and adherence to the goals and policies outlined in this Code mandate you must promptly bring to the attention of your supervisor, HR, or a member of the Audit Committee of the board of directors (provided such person was not involved in the alleged violation) any material transaction, relationship, act, failure to act, occurrence, or practice you believe, in good faith, is inconsistent with, in violation of, or reasonably could be expected to give rise to a violation of this Code.

The matter will be investigated and dealt with according to Paysign's Employee Handbook. Failure to report violations of the Employee Handbook will itself be considered a serious violation of this Code. It is Paysign's policy no retaliation or other adverse action will be taken against any employee for good-faith reports of Code violations. Persons who discriminate, retaliate, or harass an employee who provided a good-faith report may be subject to civil, criminal, and administrative penalties, as well as disciplinary action, up to and including termination of employment.

Managers set an example for other employees and are often responsible for directing the actions of others. Every manager and supervisor is expected to take necessary actions to ensure compliance with this Code, to provide guidance and assist employees in resolving questions concerning the Code and to permit employees to express any concerns regarding compliance with this Code. No one has the authority to order another employee to act in a manner contrary to this Code.

Any waivers of or amendments to this Code must be in writing and must be approved in advance by the Corporate Governance Committee of the board of directors. Waivers and amendments, and the reason therefore, shall be disclosed as required under applicable law and regulations. If employees are in doubt about the application of the Code, they should discuss the matter with their supervisor or HR.

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The most current version of this Code will be distributed to all employees, posted, and maintained on Paysign's website, and filed as an exhibit to Paysign's next Annual Report on Form 10-K. Paysign's Annual Report on Form 10-K shall disclose the Code is maintained on the website and substantive amendments and waivers will also be posted on Paysign's website.

1.3	SCOPE

This policy applies to Paysign senior management, officers, employees, appointed agents, plus products and services offered by Paysign. For the purposes of this policy, "employee" means any person employed by Paysign, whether full time or part time, permanent or temporary, fixed purpose or fixed term.

2	COMPLIANCE WITH LAWS AND REGULATIONS

Employees must comply with all applicable laws and regulations that relate to their activities for and on behalf of Paysign. Paysign will not tolerate any violation of the law or unethical business dealing by any employee, including any payment for or other participation in an illegal act, such as bribery.

Paysign is committed to full compliance with the laws and regulations of the cities, states, and countries in which it operates. You must comply with all applicable laws, rules, and regulations in performing your duties for Paysign. Numerous federal, state, and local laws and regulations define and establish obligations with which Paysign, its employees, and agents must comply. Under certain circumstances, local country law may establish requirements that differ from this Code. You are expected to comply with all local country laws in conducting Paysign's business. If you violate these laws or regulations in performing your duties for Paysign, you not only risk individual indictment, prosecution, and penalties, —as well as civil actions and penalties—but also subject Paysign to the same risks and penalties. If you violate these laws in performing your duties for Paysign, you may be subject to immediate disciplinary action, including possible termination of your employment or affiliation with Paysign.

Employees must ensure their conduct cannot be interpreted as being in any way in contravention of applicable laws and regulations governing the operations of Paysign.

2.1	FOREIGN CORRUPT PRACTICES ACT

Paysign employees are expressly prohibited from directly or indirectly offering payment, promising to pay, or authorizing the payment of any money, or offering any gift or non-monetary offer or benefit, promising to give a gift or non-monetary offer or benefit, or authorizing the giving of anything of value to any foreign official or any foreign political party, official of any foreign political party, or candidate for governmental or political office for purposes of:

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(i) Influencing any act or decision of that foreign official, political party, or candidate in his/her/its official capacity.

(ii) Inducing that foreign official, candidate, or political party to do or omit to do any act in violation of the lawful duty of that official, candidate, or party.

(iii) Securing any improper advantage.

(iv) Inducing that foreign official, candidate, or political party to use his/her/its influence with a foreign government or instrumentality to affect or influence any act or decision of that government or instrumentality, in order to assist Paysign or its employee in obtaining or retaining business for or with, or directing business to, Paysign.

Various countries also have laws that prohibit commercial bribery. Accordingly, these laws are not limited in scope to bribery of foreign officials and typically prohibit bribes or inducements to an individual or business to improperly influence decision-making. As such, it is Paysign's policy nothing of value should be provided to any person for the purpose of improperly obtaining or retaining business or otherwise gaining an improper business advantage. Violations of this policy are taken very seriously, as they can subject both Paysign and the individual to criminal and civil penalties, up to and including imprisonment.

2.2	COPYRIGHTED OR LICENSED MATERIAL

It is both illegal and unethical to engage in practices that violate copyright laws or licensing agreements. Paysign requires all employees respect the rights conferred by such laws and agreements and refrain from making unauthorized copies of protected materials, including printed matter, musical recordings, and computer software.

2.3	COMPETITIVE RELATIONSHIPS

It is unethical and unlawful to collaborate with competitors or their agents or representatives for the purpose of establishing or maintaining rates or prices at any particular level, or to collaborate in any way in the restraint of trade.

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3	CONFLICTS OF INTEREST

Employees are expected to perform their duties conscientiously, honestly, and in accordance with the best interests of Paysign to optimize business objectives.

Employees must not use their positions or knowledge gained through their employment with Paysign for private or personal advantage or in such a manner that a conflict or an appearance of conflict arises between Paysign's interest and their personal interests. A conflict could arise where an employee's family (or a business with which the employee or family is associated) obtains a gain, advantage, or profit by virtue of the employee's position with Paysign or knowledge gained through that position.

Every employee must promptly inform Paysign of any business opportunities that come to the attention of the employee that relate to an existing or prospective business of Paysign.

If employees think a course of action they have pursued, are pursuing, or are contemplating pursuing may involve them in a conflict of interest situation or a perceived conflict of interest situation, they should immediately make all the facts known to their supervisor and HR.

3.1	OUTSIDE ACTIVITIES, EMPLOYMENT, AND DIRECTORSHIPS

We all share a very real responsibility to contribute to our local communities and Paysign encourages employees to participate in religious, charitable, educational, and civic activities. Employees should, however, avoid acquiring any business interest or participating in any activity outside Paysign that would create or appear to create:

(i)	An excessive demand upon their time, attention, and energy, which would deprive Paysign of their best efforts on the job.

(ii)	A conflict of interest; that is, an obligation, interest, or distraction that would interfere or appear to interfere with the independent exercise of judgment in Paysign's best interest.

Employees other than outside directors may not take up outside employment without the prior written approval of HR.

Employees who hold or have been invited to hold outside directorships should take particular care to ensure compliance with all provisions of this Code. When outside business directorships are being considered by employees other than outside directors, prior written approval must be obtained from the Chief Executive Officer of Paysign or the supervisor responsible for the division.

3.2	RELATIONSHIPS WITH CLIENTS AND SUPPLIERS

Paysign recognizes relationships with clients and suppliers give rise to many potential situations where conflicts of interest (real or perceived), may arise. Employees should ensure they are independent (and are seen to be independent) from any business organization having a contractual relationship with Paysign or providing goods or services to Paysign if such a relationship might influence or create the impression of influencing their decisions in the performance of their duties on behalf of Paysign. In such circumstances, employees should not invest in or acquire a financial interest directly or indirectly in such an organization.

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3.3	GIFTS, HOSPITALITY, AND FAVORS

Conflicts of interest can arise where employees are offered gifts, hospitality, or other favors that might—or could be perceived to—influence their judgment in relation to business transactions such as the placing of orders and contracts.

An employee should not accept gifts, hospitality, or other favors from suppliers of goods or services to Paysign. However, the acceptance of the following would not be considered contrary to such policy:

(i)	Advertising matter of limited commercial value.

(ii)	Occasional business entertaining such as lunches, cocktail parties, or dinners.

(iii)	Occasional personal hospitality such as tickets to sporting events or theatres.

Any bribe or attempted bribe must be reported to the employee's supervisor as soon as possible. It is the intention dealings with any supplier that offers bribes will be terminated.

Certain functions or operating areas may have more detailed rules governing the receipt of gifts, hospitality, or other favors.

In addition, no bribes of any kind should be made by any Paysign employee to any customer or potential customer to secure business.

Providing the occasional gifts to customers, as set out below, would not be considered contrary to such a policy:

(i)	Advertising matter of limited commercial value.

(ii)	Occasional business entertaining such as lunches, cocktail parties, or dinners.

(iii)	Occasional personal hospitality such as tickets to sporting events or theatres.

3.4	PERSONAL INVESTMENTS

Paysign respects the right of all employees to make personal investment decisions as they see fit, as long as these decisions do not contravene any provisions of this Code, any applicable legislation, or any policies or procedures established by the various operating areas of Paysign, and provided these decisions are not made on the basis of material non-public information acquired by reason of an employee's connection with Paysign. Employees should not permit their personal investment transactions to have priority over transactions for Paysign and its clients.

When considering the application of this section, employees should ensure no investment decision made for their own account could reasonably be expected to influence adversely their judgment or decisions in the performance of their duties on behalf of Paysign.

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Employees involved in performing investment activities on behalf of Paysign and those who by the nature of their duties or positions are exposed to price-sensitive information relating to Paysign are subject to additional rules governing personal investments. These may be imposed by the Securities Act of 1933, the Securities Exchange Act of 1934, the regulations governing any national securities exchange on which Paysign's securities are listed, and other regulatory bodies, industry associations and management. The rules include requirements for employees to:

(i)	Obtain prior written approval for and to report on their personal investment activity and the investment activity of those persons with whom they have a close relationship.

(ii)	Refrain from dealing in the shares of entities Paysign deals with during certain restricted periods, as well as Paysign subsidiaries and associates.

3.5	INSIDER INFORMATION AND INSIDER TRADING

Employees may receive information concerning Paysign or one of its affiliates, business partners or clients that is confidential and not generally known by the public. If that information is "material" (i.e., publication of that information is likely to affect the market price of the stock of the entity to which the information relates), then the employee has an ethical and legal obligation not to (a) act on that information (i.e., buy or sell stock based on that information), (b) disclose that information to others, or (c) advise others to buy or sell the stock of the entity to which that information relates, until such information becomes public. An employee's direct or indirect use of or sharing of such confidential, privileged, or otherwise proprietary business information of Paysign or its partners or clients for financial gain, including investment by the employee or the transmission of this information to others so they can use this information for their financial gain, constitutes insider trading, which is a criminal offense. Please refer to Paysign's Insider Trading Policy for more information.

3.6	REMUNERATION

No employee may receive commissions or other remuneration related to the sale of any product or service of Paysign, except as specifically provided under an individual's terms of employment or as specifically agreed with management. No member of Paysign's Audit Committee shall receive any compensation not permitted by the rules of the Securities and Exchange Commission (SEC), or the regulations of any national securities exchange on which Paysign's securities are listed, and other applicable law.

Employees may not receive any money or anything of value (other than Paysign's regular remuneration or other incentives) either directly or indirectly for negotiating, procuring, recommending, or aiding in any transaction made on behalf of Paysign, nor have any direct or indirect financial interest in such a transaction.

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4	EMPLOYMENT EQUITY

Paysign supports employment equity in the workplace that seeks to identify, develop, and reward each employee who demonstrates the qualities of individual initiative, enterprise, hard work, and loyalty in their job. Paysign is an Equal Opportunity Employment employer and does not discriminate based on age, race, creed, color, national origin, sex, gender identity, sexual orientation, pregnancy, religion, veteran status, citizenship, military service, genetic information, disability, or any characteristic prohibited by law. This policy applies to Paysign's employees as well as its contractors, vendors, and suppliers.

All employees have the right to work in an environment free from any form of discrimination, directly or indirectly, on any arbitrary ground including race, gender, sex, ethnic or social origin, color, sexual orientation, age, disability, religion, conscience, belief, political opinion, culture, language, marital status, or family responsibility. An employee should report any cases of actual or suspected discrimination to their supervisor or HR.

Employees with illness or disabilities may continue to work if they are able to continue to perform satisfactorily the essential duties of their jobs and do not present a safety or health hazard to themselves or others.

5	ENVIRONMENTAL RESPONSIBILITY

5.1	HEALTH AND SAFETY

Paysign is committed to taking every reasonable precaution to ensure a safe work environment for all employees.

Employees who become aware of circumstances relating to Paysign's operations or activities that pose a real or potential health or safety risk should report the matter to their supervisor and HR. It is Paysign's policy no retaliation or other adverse action will be taken against any employee for good-faith reports.

5.2	ENVIRONMENTAL MANAGEMENT

Paysign is committed to addressing the environmental impact of its business activities by integrating pollution control, waste management, and rehabilitation activities into operating procedures. Employees should give appropriate and timely attention to environmental issues.

6	POLITICAL SUPPORT

Paysign accepts the personal participation of its employees in the political process and respects their right to absolute privacy regarding personal political activity. Paysign will not attempt to influence any such activity provided there is no disruption to workplace activities and it does not contribute to industrial unrest. However, Paysign funds, goods, and/or services may not be used as contributions to political parties or their candidates and Paysign facilities must not be made available to candidates or campaigns unless specifically authorized.

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7	PAYSIGN'S FUNDS AND PROPERTY

Paysign has developed several internal controls to safeguard its assets and imposes strict standards to prevent fraud and dishonesty. It is every employee's responsibility to implement, maintain, and enhance the effectiveness of the control environment in which they operate. All employees who have access to Paysign's funds in any form must always follow prescribed procedures for recording, handling, and protecting such funds. Operating areas may implement policies and procedures relating to the safeguarding of Paysign property, including computer software.

Employees must always ensure Paysign's funds and property are used only for legitimate Paysign business purposes. Where an employee requires Paysign funds to be spent, it is the employee's responsibility to use good judgment on Paysign's behalf and to ensure appropriate value and authorization is received for such expenditure. All payments made by or on behalf of Paysign for any purpose must be fully and accurately described in the documents and records supporting the payment. No false, improper, or misleading entries shall be made in the books and records of Paysign.

Complete and accurate information is to be given in response to inquiries from Paysign's Audit Committee and certified public accountants.

If employees become aware of any evidence Paysign funds or property may have been or are likely to be used in a fraudulent or improper manner, they should immediately and confidentially advise Paysign. It is Paysign's policy no retaliation or other adverse action will be taken against any employee for good-faith reports.

8	RECORD KEEPING

Accurate and reliable records of many kinds are necessary to meet Paysign's legal and financial obligations and to manage the affairs of Paysign.

Paysign's books and records should reflect all business transactions in an accurate and timely manner. Undisclosed or unrecorded revenues, expenses, assets, or liabilities are not permissible, and the employees responsible for accounting and record keeping functions are expected to be diligent in enforcing proper practices.

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9	EMPLOYMENT MATTERS

9.1	SUPERVISION OF RELATIVES AND OTHERS

Close relatives and domestic partners shall not work directly or indirectly under the supervision of one another without prior written approval. "Close relative" means, but is not limited to, a spouse, sister, brother, sister-in-law, brother-in-law, father, mother, father-in-law, mother-in-law, stepparent, aunt, uncle, first cousin, child, stepchild, foster child, or grandparent. "Domestic partner" means, but is not limited to, husband, wife, or a person the employee currently resides with in an intimate, romantic, or sexual relationship. If such a situation should arise, it should be immediately brought to the attention of a direct manager of HR.

Paysign also requires employees disclose to HR the existence of an intimate, romantic, or sexual relationship between employees where there exists a direct chain of command supervisor/subordinate relationship. Decisions concerning such employees will be made on a case-by-case basis by HR.

9.2	RESTRICTIONS ON FORMER GOVERNMENT EMPLOYEES

Former U.S. government employees or U.S. military officers are generally prohibited from representing Paysign in matters in which the government has substantial interest and where the employee had prior responsibility. Retired senior government officials and regular military officers are further restricted from selling to, or in some instances, contacting their former agency or military service. The duration of these prohibitions and the matters to which they apply depend on the type of previous government employment. Paysign's legal department should be contacted to help identify which restrictions apply.

10	DEALING WITH OUTSIDE PERSONS AND ORGANIZATIONS

10.1	PROMPT COMMUNICATIONS

Paysign strives to achieve complete, accurate, fair, understandable, and timely communications with all parties with whom it conducts business, as well as government authorities and the public. All employees must take all steps necessary to assist Paysign in fulfilling its disclosure responsibilities. In addition, prompt and effective internal communication is encouraged.

A prompt, courteous, and accurate response should be made to all reasonable requests for information and other client communications. Any complaints should be dealt with in accordance with internal procedures established by various operating areas of Paysign and applicable laws.

10.2	MEDIA RELATIONS

In addition to everyday communications with outside persons and organizations, Paysign will, on occasion, be asked to express its views to the media on certain issues.

When communicating publicly on matters that involve Paysign business, employees must not presume to speak for Paysign on any matter, unless they are certain the views, they express are those of Paysign and it is Paysign's desire such views be publicly disseminated. Employees approached by the media should immediately contact the department or individual responsible for corporate communications.

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When dealing with anyone outside Paysign, an employee, including public officials, must take care not to compromise the integrity or damage the reputation of any outside individual, business, or government body, or that of Paysign.

Generally, Paysign's position on public policy or industry issues will be dealt with by senior management of Paysign and existing policies in this regard must be adhered to. The text of the articles for publication, public speeches, and addresses about Paysign and its business should be reviewed in advance with the individual responsible for public relations.

Employees should separate their personal roles from Paysign's position when communicating on matters not involving Paysign business. They should be especially careful to ensure they are not identified with Paysign when pursuing personal or political activities, unless this identification has been specifically authorized in advance by Paysign.

11	PRIVACY AND CONFIDENTIALITY

In the regular course of business, Paysign accumulates a considerable amount of information and the following principles are to be observed.

11.1	OBTAINING AND SAFEGUARDING INFORMATION

Information necessary for Paysign's business should be reliable, accurate, and its confidentiality maintained. When personal information is needed, wherever possible, it should be obtained directly from the person concerned. Only reputable and reliable sources should be used to supplement this information.

Information should only be retained as long as it is needed or as required by law, and it is every employee's responsibility to ensure such information is physically secured and protected.

11.2	ACCESS TO INFORMATION

Any information with respect to any product, plan, or business transaction of Paysign or personal information regarding employees (including their salaries) must be kept strictly confidential ("Confidential Information") and must not be disclosed or used for improper purposes by any employee unless and until proper authorization for such disclosure has been obtained. Once authorization has been obtained, all information required by stakeholders—either on request or due to statutory requirements—must be accurately disclosed. In addition, operating areas may implement policies and procedures to prevent improper transmission within Paysign of material non-public information.

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11.3	TERMINATION OF EMPLOYMENT

The obligation to preserve the confidentiality of Confidential Information acquired in the course of employment with Paysign does not end upon termination of employment. The obligation continues indefinitely until Paysign authorizes disclosure or until the Confidential Information legally enters the public domain.

Immediately upon the termination of employment for any reason, or when otherwise requested by Paysign, employees are required to return to Paysign all above-mentioned Confidential Information, including documents, information, and other property.

11.4	FORMER EMPLOYMENT

New employees will not be assigned to work where they might be required to use or disclose trade secrets or confidential information belonging to their former employers. New employees should not take away from their former place of employment any information that might be considered proprietary or confidential.

12	OBLIGATIONS OF EMPLOYEES

It is of paramount importance to Paysign that all disclosure in reports and documents Paysign files with or submits to the SEC and in other public communications made by Paysign is full, fair, accurate, timely, and understandable. You must take all steps available to assist Paysign in fulfilling these responsibilities consistent with your role within the Paysign. You are required to provide prompt and accurate answers to all inquiries made to you in connection with Paysign's preparation of its public reports and disclosure.

All employees must perform their duties diligently, effectively, and efficiently, and in particular:

i.	Support and assist Paysign to fulfill its commercial and ethical obligations and objectives as set out in this Code.
ii.	Avoid any waste of resources, including time.
iii.	Be committed to improve productivity, achieve the maximum quality standards, reduce ineffectiveness, and avoid unreasonable disruption of activities at work.
iv.	Commit to honoring their agreed terms and conditions of employment.
v.	Not act in any way that may jeopardize the shareholders' rights to a reasonable return on investment.
vi.	Act honestly and in good faith at all times and report any harmful activity they observe in the workplace.
vii.	Recognize fellow employees' rights to freedom of association and not intimidate fellow employees.
viii.	Pay due regard to environmental, public health, and safety conditions in and around the workplace.
ix.	Act within their powers and not carry on the business of Paysign recklessly.

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The employee acknowledges Paysign shall be the owner of the copyright in any work eligible for copyright and created or executed by the employee, whether alone or with others, in the course and scope of employment.

All work created or executed by the employee and for which copyright exists shall, unless the employee established the contrary, be deemed to have been created or executed in the course and scope of employment with Paysign.

13	BREACH OF THIS POLICY

Employees are expected to comply with this policy to protect the privacy, confidentiality, and interests of Paysign, our customers, products, services, employees, partners, and other stakeholders.

Breach of this policy may be dealt with under our Disciplinary Procedure and, in serious cases, may be treated as gross misconduct leading to suspension and even termination.

14	REVIEW

This policy will be reviewed on at least an annual basis, and more often if deemed necessary by senior management. Following each review, the revised policy will be distributed by the BSA Officer as applicable.

15	APPROVAL

This policy is hereby approved by the board and this version supersedes and rescinds all other versions on this matter (see Version Control for approval status).

This is a controlled document and the electronic version posted in the company's official document repository is the controlled copy. This document should not be saved onto local or network drives, but should always be accessed via the document repository to ensure the latest version is being used.

16	GLOSSARY

Refer to the Abbreviations, Acronyms, and Terms list for a glossary of terms used in this document.

The content of this document is propriety and confidential information of Paysign, Inc. It is not intended to be distributed to any third party without the written consent of Paysign, Inc.

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